                                   Exhibit 5.1


                                          May 7, 2001




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

      RE: WHITE ELECTRONIC DESIGNS CORPORATION 2000 BROAD BASED EMPLOYEE STOCK OPTION PLAN

Ladies and Gentlemen:

      We have acted as counsel to White Electronic Designs Corporation, an Indiana corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, relating to the registration of 1,000,000 shares of its Common Stock, $0.10 par value (the "Shares"), issuable pursuant to the Company's 2000 Broad Based Employee Stock Option Plan (the "Plan").

      In that connection, we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Articles of Incorporation and Bylaws of the Company.

      Based upon the foregoing, we are of the opinion that:

                  i. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Indiana.

                  ii. The Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid, and nonassessable.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    SNELL & WILMER L.L.P.


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